EXHIBIT 21

SUBSIDIARIES OF BUCYRUS INTERNATIONAL INC.

Corporate Name	State/Country of Incorporation
Boonville Mining Services, Inc.	Delaware

Bucyrus (Africa) Surface (Proprietary) Limited	Republic of South Africa

Bucyrus Electrical Services (Proprietary) Limited	Republic of South Africa

Bucyrus Mechanical Service (Proprietary) Limited	Republic of South Africa

Bucyrus America, Inc.	Pennsylvania

Bucyrus (Brasil) Ltda.	Brazil

Bucyrus Canada Limited	Ontario

Bucyrus Canada Acquisition, Ltd.	Alberta

Bucyrus Field Services, Inc.	Delaware

Minserco-DBT Mexico, S. de RL. De CV.	Mexico

Bucyrus Holdings GmbH	Germany

Bucyrus Europe Holdings, Ltd.	United Kingdom

Bucyrus Europe Limited	United Kingdom

White Line Plant Ltd.	United Kingdom

Bucyrus Germany Holdings GmbH	Germany

Bucyrus DBT Europe GmbH	Germany

Bucyrus Africa Underground (Proprietary) Limited	Republic of South Africa

Bucyrus Germany Service GmbH	Germany

Bucyrus Polska Sp z.o.o.	Poland

Bucyrus UK Limited	United Kingdom

DPM Gesellschaft fur deutsch-polnischen Maschesenhandel und Leasing GmbH	Germany

DBT Mining Engineers GmbH	Germany

DBT (Langfang) Mine Technik Co. Ltd.	People’s Republic of China

000 DBT Rus	Russian Federation

Tangshan DBT Machinery Co., Ltd.	People’s Republic of China

Shenhua DBT Belt Conveyor Co. Ltd.	People’s Republic of China

Bucyrus India Private Limited	India

Bucyrus Industries, Inc.	Delaware

Bucyrus International (Chile) Limitada	Chile

Bucyrus International Hong Kong Limited	Hong Kong

Bucyrus International (Peru) S.A.	Peru

Bucyrus (Mauritius) Limited	Mauritius

BWC Gear, Inc.	Delaware

BWP Gear Inc.	Delaware

Western Gear Machinery Co.	Delaware

Equipment Assurance Limited	Cayman Islands

Wisconsin Holdings Pty. Ltd.	Australia

Bucyrus (Australia) Proprietary Ltd.	Australia

DBT Australia Holdings Pty. Ltd.	Australia

Bucyrus Australia Underground Pty. Ltd.	Australia

Bucyrus Australia Underground LAD Pty. Ltd.	Australia